UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 24, 2023

MICROSTRATEGY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-24435	51-0323571
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1850 Towers Crescent Plaza Tysons Corner, Virginia	22182
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 848-8600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on which Registered
Class A common stock, par value $0.001 per share	MSTR	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.02.	Termination of a Material Definitive Agreement.

The information set forth below in Item 8.01 of this Current Report on Form 8-K under the caption “Voluntary Prepayment of Silvergate Loan” is incorporated herein by reference.

Item 8.01.	Other Events.

Voluntary Prepayment of Silvergate Loan

As previously disclosed, on March 23, 2022, MacroStrategy LLC (“MacroStrategy”), a wholly-owned subsidiary of MicroStrategy Incorporated (the “Company” or “MicroStrategy”), entered into a Credit and Security Agreement (the “Credit Agreement”) with Silvergate Bank (“Silvergate”) pursuant to which Silvergate issued a $205.0 million term loan (the “Loan”) to MacroStrategy. The Loan had a scheduled maturity date of March 23, 2025, and bore interest at a floating rate equal to the SOFR 30 Day Average as published by the Federal Reserve Bank of New York’s website plus 3.70%, with a floor of 3.75%. As of March 24, 2023, the floating rate equaled 8.27%. The Loan was collateralized by certain bitcoin owned by MacroStrategy and a $5.0 million cash reserve account held by MacroStrategy at Silvergate. Under the terms of the Credit Agreement, MacroStrategy was required to maintain a Loan to collateral value ratio of less than 50%. As of March 24, 2023, approximately 34,619 bitcoins were held in a collateral account established under the Loan. Additional material terms of the Credit Agreement are described in the Company’s Form 8-K filed with the Securities and Exchange Commission on March 29, 2022.

On March 24, 2023, MacroStrategy and Silvergate entered into a Prepayment, Waiver and Payoff to Credit and Security Agreement, pursuant to which MacroStrategy voluntarily prepaid Silvergate approximately $161.0 million (the “Payoff Amount”), in full repayment, satisfaction, and discharge of the Loan and all other obligations under the Credit Agreement. Upon Silvergate’s receipt of the Payoff Amount, the Credit Agreement was terminated, and Silvergate released its security interest in all of MacroStrategy’s assets collateralizing the Loan, including the bitcoin that was serving as collateral.

Bitcoin Activity

On March 27, 2023, MicroStrategy announced that, during the period between February 16, 2023 and March 23, 2023, MicroStrategy, together with its subsidiaries, acquired approximately 6,455 bitcoins for approximately $150.0 million in cash, at an average price of approximately $23,238 per bitcoin, inclusive of fees and expenses. As of March 23, 2023, MicroStrategy, together with its subsidiaries, held an aggregate of approximately 138,955 bitcoins, which were acquired at an aggregate purchase price of approximately $4.14 billion and an average purchase price of approximately $29,817 per bitcoin, inclusive of fees and expenses.

ATM Activity

As previously disclosed, on September 9, 2022, MicroStrategy entered into a Sales Agreement (the “Sales Agreement”) with Cowen and Company, LLC and BTIG, LLC, as sales agents (the “Agents”), pursuant to which MicroStrategy may issue and sell shares of its class A common stock, par value $0.001 per share (“Shares”), having an aggregate offering price of up to $500.0 million from time to time through the Agents. On March 27, 2023, MicroStrategy also announced that during the period between January 1, 2023 and March 24, 2023, MicroStrategy had issued and sold an aggregate of 1,348,855 Shares under the Sales Agreement for aggregate net proceeds to MicroStrategy (less sales commissions and expenses) of approximately $339.4 million. MacroStrategy’s prepayment of the Silvergate loan as described above was fully funded using proceeds from the sale of Shares under the Sales Agreement and the $5.0 million in the cash reserve account held by MacroStrategy at Silvergate.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 27, 2023	MicroStrategy Incorporated (Registrant)

	By:	/s/ W. Ming Shao
	Name:	W. Ming Shao
	Title:	Senior Executive Vice President & General Counsel